Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135118 of GGP Inc. on Form S-8 of our report dated June 27, 2017 appearing in this Annual Report on Form 11-K of the GGP 401(k) Savings Plan (formerly known as General Growth 401(k) Savings Plan) as of December 31, 2016 and 2015 and for the year ended December 31, 2016.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
June 27, 2017